                                                   EXHIBIT 11.1

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                     Three months ended
                                                           April 30,
                                                     1997             1996
Weighted average shares outstanding                2,020,156        2,020,156
Net effect of dilutive stock options -
based on the treasury stock method
using average market price                            37,781           11,695
                                                   2,057,937        2,031,851

Net income                                        $  368,255       $  281,500

Net income per share                              $     0.18       $     0.14
